                                                                    Exhibit 3.5

                    Amendment to Amended and Restated Bylaws
                    ----------------------------------------

         The Amended and Restated By-Laws of American Asset Advisers Trust, Inc. (dated January 15, 1995) are amended as of June 14, 1996 as follows:

         The first sentence of Article II, Section 2.02 is hereby amended in its entirety to read as follows:

"Annual meetings of Stockholders shall be held on such date and time as shall be fixed by the Board of Directors and stated in the notice of meeting, but in no event less than thirty (30) days nor more than sixty-one (61) days following the distribution of the Annual Report to the Stockholders of the Company pursuant to
Section 7.03 hereof, at which the Stockholders shall elect a Board of Directors and may transact any business within the powers of the Company."

         The third paragraph of Article II, Section 2.06 is hereby deleted in its entirety.

         The phrase "Articles of Incorporation of the Company or its" is hereby deleted from the fourth paragraph of Article II, Section 2.06, Part (a).

         The phrase "Articles of Incorporation or" is hereby deleted from the second paragraph of Article III, Section 3.08, Part (a).

         The first sentence of the first paragraph of Article VI, Section 6.01 is hereby amended in its entirety to read as follows:

         "Certificates. Actual issuance of a certificate or certificates evidencing the number and kind and class of shares owned by a Stockholder is optional. The Company may not issue certificates unless it receives a request in writing to do so (together with payment of a Five Dollar ($5.00) administrative charge, to the extent permitted by law)."

         The following sentence is hereby added to the end of Article III,
Section 3.05:

         "The Directors shall devote such time to the affairs of the Company as they, within their sole discretion, exercised in good faith, determine to be necessary for the benefit of the Company and the Stockholders of the Company."

         The following sentence is hereby added to the end of Article V, Section 5.13:

         "The Officers shall devote such time to the affairs of the Company as they, within their sole discretion, exercised in good faith, determine to be necessary for the benefit of the Company and the Stockholders of the Company."